ANDREAS M. KELLY, ESQ.
                      2000 South Dixie Highway, Suite 100-I
                                 Miami, FL 33133
                                  305.854.4255
                             akellypa@bellsouth.net


                                January 12, 2001


Optima Global Corp.
205 Worth Ave.
Suite 201
Palm Beach , FL 33480


Ladies and Gentlemen:

We have acted as counsel to Cyberun Corp. (the "Company") in connection with the preparation and filing of a Registration Statement on Form SB-2 (the "Registration Statement") registering under the Securities Act of 1933, as amended, an aggregate of 3,376,000 shares (the "Shares") of common stock of the Company, $.001 par value ("Common Stock"), consisting of 3,376,000 shares of presently issued and outstanding shares of Common Stock. As such, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, Bylaws, and minutes of meetings of the Company's Board of Directors. Based upon the foregoing, and assuming that the Shares will be issued and sold in accordance with the Registration Statement at a time when effective, we are of the opinion that, upon issuance of the Shares and receipt of the consideration to be paid for the Shares, as applicable, the shares of Common, will be validly issued, fully paid and non-assessable securities of the Company. We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Sincerely,


Andreas M. Kelly, Esq.